Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL 2011

Anaheim, CA, August 4, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal third quarter ended June 30, 2011. Net sales in the third quarter of fiscal 2011 were $191.8 million, an increase of 6.0 percent from net sales of $181.0 million in the same period of the prior year. The increase in net sales was primarily due to continued strength of smartphone and tablet programs the Company won in recent quarters.

Gross margin during the third quarter of fiscal 2011 was 12.2 percent, compared to 12.3 percent for the same period in the prior year. During the fiscal 2011 third quarter, improved product mix and operating efficiencies were more than offset by higher labor costs in China, pricing pressure and an appreciating Chinese Yuan.

GAAP net income for the third quarter of fiscal 2011 was $8.8 million, or $0.36 per diluted share, compared to GAAP net income of $2.4 million, or $0.09 per diluted share, for the same period in fiscal 2010. Included in the fiscal 2011 third quarter results is a benefit from the reversal of $1.5 million in previously accrued stock compensation expense related to performance-based stock grants that were deemed by the Company as not probable to be achieved, partially offset by $1.0 million in impairment and restructuring costs related to facilities held for sale in California and Arizona. In addition, fiscal 2010 third quarter results included approximately $4.2 million in pre-tax impairment and restructuring costs and non-cash income tax expenses associated with the consolidation of manufacturing operations. Third quarter fiscal 2011 non-GAAP net income was $9.3 million, or $0.38 per diluted share. This compares to non-GAAP net income of $6.1 million, or $0.24 per diluted share in the same period last year. A reconciliation of GAAP net income to non-GAAP net income is provided in the table at the end of this press release.

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Cash flow from operating activities for the third quarter of fiscal 2011 was $16.5 million. At June 30, 2011, the Company had cash and cash equivalents of $100.0 million, or $4.11 per diluted share.

Commenting on the third quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “While we achieved year-over-year net sales growth of 6 percent during the third quarter, our top-line results were below our expected guidance range. As we reported in our pre-announcement last month, net sales were impacted by a reduction in demand primarily from one key customer in the latter part of the quarter. Going forward, we remain optimistic about our ability to drive profitable growth. In addition, we plan to initiate a new share repurchase program during the fourth quarter.”

Share Repurchase Program

The Company intends to enter into a 10b5-1 plan later in the fourth quarter to repurchase shares of the Company’s common stock. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors.

Outlook

For the fourth quarter of fiscal 2011, the Company expects net sales to range between $190 and $210 million, and gross margin to range between 11 and 12 percent based on the projected product mix and sales volume.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “During the fourth quarter, we expect new programs to ramp due to expected high seasonal demand. However, these new programs coupled with cost and pricing pressures are expected to impact our fourth quarter gross margin. Looking further ahead, we continue to expect to benefit from strong market share at our key customers and ramping sales to a recently added new OEM customer. As we enter fiscal 2012, we expect to leverage increasing sales volumes to generate improved profitability.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the third quarter of fiscal 2011. The dial-in number for the call in North America is 1-877-941-2928 and 1-480-629-9031 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4461560.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; growth; gross margins; continued sales to current customers; capacity and capacity expansion; the vesting of performance based stock grants; share repurchase plans; product mix; seasonal demand; market share; and programs and the ramping thereof. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of competition, pricing pressures and technological advances; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Net sales	$191,838	$181,049	$640,062	$564,623
Cost of sales	168,525	158,808	554,520	483,606

Gross profit	23,313	22,241	85,542	81,017
Operating expenses:
Research and development	2,378	4,442	7,960	10,738
Sales and marketing	5,512	5,088	19,259	17,627
General and administrative	3,800	4,834	13,468	15,610
Impairment and restructuring	999	3,328	999	5,265

Total operating expenses	12,689	17,692	41,686	49,240

Operating income	10,624	4,549	43,856	31,777
Other income (expense), net:
Interest income	213	168	651	370
Interest expense	(123)	(121)	(348)	(667)
Other income (expense), net	261	242	342	739

Income before income taxes	10,975	4,838	44,501	32,219
Provision for income taxes	(2,157)	(2,456)	(9,005)	(8,582)

Net income	$8,818	$2,382	$35,496	$23,637

Net income per share:
Basic	$0.37	$0.09	$1.48	$0.93
Diluted	$0.36	$0.09	$1.46	$0.92
Shares used in computing net income per share:
Basic	24,092	25,418	24,004	25,379
Diluted	24,332	25,763	24,325	25,795

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2011	September 30, 2010
Cash and cash equivalents	$100,008	$99,875
Short-term investments	—	14,991
Accounts receivable, net	135,458	149,469
Inventories	73,285	76,933
Other current assets	12,673	13,712

Total current assets	321,424	354,980
Property, plant and equipment, net	212,322	185,282
Other assets	31,795	22,059

Total assets	$565,541	$562,321

Accounts payable	$116,842	$156,910
Other current liabilities	25,283	32,049

Total current liabilities	142,125	188,959
Other long-term liabilities	15,348	11,830
Stockholders’ equity	408,068	361,532

Total liabilities and stockholders’ equity	$565,541	$562,321

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$8,818	$2,382	$35,496	$23,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,694	10,519	33,717	34,259
Provision for doubtful accounts and returns	4,459	1,371	9,094	3,656
Deferred taxes	(130)	266	(202)	141
Stock-based compensation expense	(214)	1,467	2,973	4,294
Asset impairments	999	1,537	999	3,475
Loss (gain) on disposal of equipment	112	26	233	(289)
Changes in operating assets and liabilities	(9,207)	(17)	(45,175)	(3,699)

Net cash provided by operating activities	16,531	17,551	37,135	65,474
Cash flows from investing activities
Sales of investments	—	5,896	14,991	6,196
Purchase of Investments	—	(4,996)	—	(4,996)
Purchases of property and equipment	(16,065)	(8,167)	(53,546)	(39,092)
Proceeds from sale of equipment	235	1,011	601	1,453

Net cash used in investing activities	(15,830)	(6,256)	(37,954)	(36,439)
Cash flows from financing activities
Proceeds from exercise of stock options	—	365	1,266	1,969
Repayments of long-term debt	—	—	—	(11,144)
Tax withholdings for net share settlements of equity awards	(65)	(86)	(1,315)	(1,248)
Repurchase of common stock	—	(8,277)	(924)	(8,277)

Net cash used in financing activities	(65)	(7,998)	(973)	(18,700)
Effect of exchange rate changes on cash	755	140	1,925	201

Net increase in cash	1,391	3,437	133	10,536
Cash and cash equivalents at beginning of period	98,617	146,820	99,875	139,721

Cash and cash equivalents at end of period	$100,008	$150,257	$100,008	$150,257

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Multi-Fineline Electronix, Inc.

Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
GAAP net income	$8,818	$2,382	$35,496	$23,637
Stock-based compensation	(213)	1,565	2,990	4,408
Impairment and restructuring	999	3,328	999	5,265
Income tax effect of non-GAAP adjustments	(315)	(1,144)	(1,373)	(2,970)

Non-GAAP net income	$9,289	$6,131	$38,112	$30,340

GAAP diluted earnings per share	$0.36	$0.09	$1.46	$0.92
Effect of non-GAAP adjustments on diluted earnings per share	0.02	0.15	0.11	0.26

Non-GAAP diluted earnings per share	$0.38	$0.24	$1.57	$1.18

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,332	25,763	24,325	25,795

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefits and other restructuring-related costs. Management excludes these amounts when evaluating its core operating activities and for strategic decision making, forecasting future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations provides investors with a more meaningful way of evaluating its current operating performance.

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